                                                                    Exhibit 99.1


 TUBOSCOPE, INC. VETCO INTERNATIONAL INC. 401(K) THRIFT SAVINGS PLAN FINANCIAL STATEMENTS AND SCHEDULES PREPARED IN ACCORDANCE WITH THE FINANCIAL REPORTING
                             REQUIREMENTS OF ERISA

                           Financial Statements and
                            Supplemental Schedules

                     Tuboscope Vetco International Inc.
                          401(k) Thrift Savings Plan

                         Year ended December 31, 1998

         Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

                Financial Statements and Supplemental Schedules

                          Year ended December 31, 1998

                                    Contents

Report of Independent Auditors.............................   1

Audited Financial Statements

Statements of Net Assets Available for Benefits............   2
Statement of Changes in Net Assets Available for Benefits..   3
Notes to Financial Statements..............................   4


Supplemental Schedules

Item 27(a) - Schedule of Assets Held for Investment Purposes  9
Item 27(d) - Schedule of Reportable Transactions...........  10

                        Report of Independent Auditors

Administrative Committee
Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

We have audited the accompanying statements of net assets available for benefits of the Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan as of December 31, 1998 and 1997, and the related statement of changes in net assets available for benefits for the year ended December 31, 1998. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1998 and 1997, and the changes in its net assets available for benefits for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1998, and reportable transactions for the year then ended are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan's management. The fund information in the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

June 4, 1999

         Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

                Statements of Net Assets Available for Benefits


                                                           December 31
                                                       1998           1997
                                                 ------------------------------
Assets
Investments at fair value (Note 2):
 AIM Weingarten Fund                             $     3,841,450  $   2,662,570
 Aurora National Life Assurance Co. Guaranteed
  Investment Contract (Note 4)                                 -      3,253,820
 Davis New York Venture Fund                           3,367,582      2,683,975
 Merrill Lynch Basic Value Fund                        5,668,521      4,624,104
 Merrill Lynch Capital Fund                            3,913,099      3,661,497
 Merrill Lynch Corporate Bond Fund                     2,062,787      1,717,389
 Merrill Lynch Global Allocation Fund                  2,466,443      2,626,072
 Merrill Lynch Retirement Preservation Trust          13,246,762     10,481,166
 Tuboscope Inc. common stock                           2,367,445      3,299,424
 Participant loans                                     2,310,621      2,086,892
                                                 ------------------------------
Total investments                                     39,244,710     37,096,909

Cash                                                       3,575            674
Receivables:
 Participant contributions                               202,611        212,257
 Employer contributions                                   78,914         82,597
 Accrued interest and dividends                           21,727         18,039
                                                 ------------------------------
Total receivables                                        303,252        312,893
                                                 ------------------------------
Total assets                                          39,551,537     37,410,476

Liabilities
Liability for securities purchased                        71,926          5,082
                                                 ------------------------------
Total liabilities                                         71,926          5,082
                                                 ------------------------------
Net assets available for benefits                $    39,479,611  $  37,405,394
                                                 ==============================

See accompanying notes.

        Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

           Statement of Changes in Net Assets Available for Benefits

                         Year ended December 31, 1998

                                                                                                   Participant-Directed
                                              ------------------------------------------------------------------------------------

                                                                           Merrill Lynch      Merrill      Merrill      Merrill
                                                                AIM         Retirement         Lynch        Lynch        Lynch
                                                Company      Weingarten    Preservation      Corporate     Capital    Basic Value
                                                 Stock          Fund           Trust         Bond Fund       Fund         Fund
                                              ------------------------------------------------------------------------------------
Additions to net assets attributed to:
 Participant contributions                    $    70,080     $  462,445    $   644,431     $  219,864    $ 438,518     $  612,667
 Employer contributions in stock                1,191,354              -              -              -            -              -
 Rollover contributions                               909         66,672         24,909         60,159       61,842        219,571
 Investment income                                      -        223,361        849,544        119,445      250,580        446,470
 Net (depreciation) appreciation in
  fair value of investments                    (2,994,372)       677,798              -         31,362      (15,868)       103,223
 Other                                              6,448          4,170         25,661            836        4,586          6,768
                                              ------------------------------------------------------------------------------------
Total additions                                (1,725,581)     1,434,446      1,544,545        431,666      739,658      1,388,699

Deductions from net assets attributed to:
 Benefits paid to participants                     98,084        285,512      2,373,642        110,872      411,838        402,735
 Administrative expenses                            7,354          4,170         35,270          3,052        4,586          5,295
                                              ------------------------------------------------------------------------------------
Total deductions                                  105,438        289,682      2,408,912        113,924      416,424        408,030

Transfers from other qualified plans                    -              -        822,330              -      211,198              -
                                              ------------------------------------------------------------------------------------
Net increase (decrease) prior to
 interfund transfers                           (1,831,019)     1,144,764        (42,037)       317,742      534,432        980,669

Interfund transfers, net                          895,357         34,116       (446,187)        27,656     (282,830)        63,748
                                              ------------------------------------------------------------------------------------
Net (decrease) increase                          (935,662)     1,178,880       (488,224)       345,398      251,602      1,044,417

Net assets available for benefits at
 beginning of year                              3,382,021      2,662,570     13,734,986      1,717,389    3,661,497      4,624,104
                                              ------------------------------------------------------------------------------------
Net assets available for benefits at
 end of year                                  $ 2,446,359     $3,841,450    $13,246,762     $2,062,787   $3,913,099    $ 5,668,521
                                              ====================================================================================

                                                    -----------------------------------------------------------------------------
                                                       Merrill
                                                        Lynch          Davis
                                                       Global         New York
                                                     Allocation       Venture          Participant
                                                        Fund            Fund              Loans          Other          Total
                                                     ----------------------------------------------------------------------------
Additions to net assets attributed to:
 Participant contributions                          $  370,918       $  556,454        $        -      $ (9,646)      $ 3,365,731
 Employer contributions in stock                             -                -                 -             -         1,191,354
 Rollover contributions                                 14,387          129,372                 -        10,000           587,821
 Investment income                                     300,324           75,835           165,956         3,688         2,435,203
 Net (depreciation) appreciation in
  fair value of investments                           (279,793)         325,818                 -             -        (2,151,832)
 Other                                                   3,057            6,429                 -         4,486            62,441
                                                    -----------------------------------------------------------------------------
Total additions                                        408,893        1,093,908           165,956         8,528         5,490,718

Deductions from net assets attributed to:
 Benefits paid to participants                         230,002          364,853           123,852       (12,270)        4,389,120
 Administrative expenses                                 3,057            4,882                 -          (181)           67,485
                                                    -----------------------------------------------------------------------------
Total deductions                                       233,059          369,735           123,852       (12,451)        4,456,605

Transfers from other qualified plans                         -            6,576                 -             -         1,040,104
                                                    -----------------------------------------------------------------------------
Net increase (decrease) prior to
 interfund transfers                                   175,834          730,749            42,104       (20,979)        2,074,217

Interfund transfers, net                              (335,463)         (47,142)          181,625       (90,880)                -
                                                    -----------------------------------------------------------------------------
Net (decrease) increase                               (159,629)         683,607           223,729       (69,901)        2,074,217

Net assets available for benefits at
 beginning of year                                   2,626,072        2,683,975         2,086,892       225,888        37,405,394
                                                    -----------------------------------------------------------------------------
Net assets available for benefits at
end of year                                         $2,466,443       $3,367,582        $2,310,621      $155,987       $39,479,611
                                                    =============================================================================

See accompanying notes.

         Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

                         Notes to Financial Statements

                               December 31, 1998

1. Description of the Plan

General

The Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan (the "Plan") is a defined contribution plan which covers domestic employees of Tuboscope Vetco International Inc. (the "Company"), and certain subsidiaries. Employees are eligible upon hiring or rehiring by the Company.

The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description for a more complete description of the Plan's provisions.

Participant Contributions

Effective January 1, 1998, the Plan allows participants to contribute from 1% to 20% of their gross salary in any combination of before-tax and after-tax dollars, subject to limits prescribed by law.

Participants may elect to have their contributions allocated in 10% increments to one or more of the following options: AIM Weingarten Fund, Merrill Lynch Retirement Preservation Trust ("RPT"), Merrill Lynch Corporate Bond Fund, Merrill Lynch Capital Fund, Merrill Lynch Basic Value Fund, Merrill Lynch Global Allocation Fund, Davis New York Venture Fund, and Tuboscope Inc. common stock ("Company Stock"). Participants may no longer elect to allocate contributions to the Guaranteed Investment Contract ("GIC"), and all transactions related to the GIC have been included with the RPT for financial statement purposes. See Note 4 for discussion of the GIC.

I.   EMPLOYER CONTRIBUTIONS

The Plan allows for matching contributions by the Company of one-half of each participant's contributions, up to a maximum of 3% of the participant's salary. Matching contributions are made by the Company in Company Stock and are valued at the fair market value as of the date of contribution to the Plan. Participants may transfer the matching contribution to another fund option at any time.

        Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

1. Description of the Plan (continued)

Effective January 1, 1998, the Company may, in its sole discretion, contribute to the Plan for each participant who elected to defer compensation or make voluntary contributions to the Plan an additional contribution of one-half of the participant's deferred compensation and one-half of the participant's voluntary contributions, up to a maximum of 1% of the participant's salary.

Participant Loans

Participants are allowed to borrow a minimum of $1,000 and a maximum of $50,000. The amount of a loan may not exceed 50% of the value of the participant's deferred compensation account and vested employer's contributions account. The security for a loan extended under the Plan is 50% of the value of the borrower's vested account balance as determined immediately after the loan is extended. The administrative committee determines a reasonable interest rate to be applied uniformly and charged on outstanding loans. The term of a loan is limited to five years unless the loan is used to acquire the borrower's principal residence.

Vesting

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the participant's employer contributions account, including actual earnings thereon, is based upon years of continuous service. A participant vests 20% each year and is 100% vested after five years of credited service. Full vesting in the participant's employer contributions will also occur at death, age 60, disability, retirement, or the termination or discontinuation of the Plan. Forfeitures may be applied to reduce the employer's contribution.

Payment of Benefits

Upon termination of service, each participant can receive his/her vested amount in one lump-sum payment or, in certain cases, the participant may defer withdrawals. In addition, active service withdrawals may be taken at age 59 1/2 and at age 62 in 10% increments once each calendar quarter.

        Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

1. Description of the Plan (continued)

Administrative Expenses

Certain administrative expenses such as legal fees and audit fees are paid by the Company. The Plan pays all other administrative expenses.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right to discontinue contributions at any time and to terminate the Plan subject to the provisions of the Employee Retirement Income Security Act of 1974. In the event of Plan termination, participants will become fully vested.

2. Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting. Benefit payments to participants are recorded upon distribution.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes and schedules. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Mutual fund investments and Company Stock are valued at fair value, which is determined using quoted market prices. The Aurora National Life Assurance Company ("Aurora") Guaranteed Investment Contract is stated at contract value (see Note 4). The Merrill Lynch Retirement Preservation Trust and participant loans are valued at cost, which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

           Tuboscope Vetco International Inc. 401(k) Thrift Savings

3. Federal Income Taxes

The Plan has received a favorable determination letter from the Internal Revenue Service dated October 31, 1995 regarding its qualification status under Section 401(a) of the Internal Revenue Code (the "Code") and, therefore, the related trust is exempt from taxation. The Plan has been amended since receiving the determination letter. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Company believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

4. Executive Life Insurance Company Fund

Certain of the Plan's assets were invested in an Executive Life Insurance Company ("ELIC") GIC. ELIC was placed into conservatorship on April 11, 1991 by the California Insurance Commissioner. The decision of the California Insurance Commissioner to place the funds into conservatorship and subsequent court orders have restricted the participants' ability to contribute funds to or withdraw funds from this investment since that time.

On September 3, 1993, Aurora assumed and reinsured the GIC. Aurora adjusted its estimate of the GIC balance annually for interest earned and account value adjustments.

In April 1994, the Company elected to opt-in to the ELIC Rehabilitation Plan with a benefit-responsive guaranteed investment contract. Under the terms of the ELIC Rehabilitation Plan, current employees who were contract holders had to remain in the Plan with no withdrawals or transfers of funds permitted until September 1998.

In August 1995, the Superior Court of Los Angeles, California, rendered a nonappealable court order stating that all priority litigation ELIC contracts would be treated as normal annuity contracts. The consequences of this decision included raising the Plan from a class six to a class five standing in the conservatorship proceedings. Therefore, the Plan was eligible to receive its full percentage of the ELIC Rehabilitation Plan settlement amount from Aurora in 1998.

In May 1997, $3.2 million was transferred from Aurora to the RPT for ELIC funds which were being held on behalf of the Plan. Because the litigation related to the ELIC was settled in 1995, funds representing all terminated participants' balances as of April 11, 1991 could then be distributed by the Plan. All active participants' total ELIC balances

        Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

4. Executive Life Insurance Company Fund (continued)

and the terminated participants' interests earned since April 11, 1991 on ELIC balances could not be paid out until the contract expired in September 1998. Letters were sent to terminated employees describing their options for distribution of their April 11, 1991 ELIC balances. These options were either to be paid out immediately or to wait until their entire balance could be distributed in September 1998. Funds received from Aurora and deposited in the RPT account could be reallocated to other investment options as directed by participants.

In September 1998, the remaining funds in the GIC were transferred to the RPT. Participants whose account balances had been transferred to the RPT could redirect those amounts to other fund options, if desired.

The GIC was valued at contract value. The net average yield was 4.70% and 4.97% for 1998 and 1997, respectively. The rate of credited interest for any period of time was determined by Aurora and could be changed periodically. The net crediting interest rate was 5.21% and 5.34% at December 31, 1998 and 1997, respectively. The value of the GIC was subject to the financial stability of Aurora.

5. Year 2000 Issue (Unaudited)

The Company determined that it will be necessary to take certain steps in order to ensure that the Company's information systems are prepared to handle year 2000 dates. The Company is taking a two-phase approach. The first phase addresses internal systems that must be modified or replaced to function properly. Both internal and external resources are being utilized to replace or modify existing software applications, and test the software and equipment for the year 2000 modifications. The Company anticipates substantially completing this phase of the project by December 1999. Costs associated with modifying software and equipment are not estimated to be significant and will be paid by the Company.

For the second phase of the project, Plan management established formal communications with its third-party service providers to determine that they have developed plans to address their own year 2000 problems as they relate to the Plan's operations. All third-party service providers have indicated that they will be year 2000 compliant by the middle of 1999. If modification of data processing systems of either the Plan, the Company, or its service providers is not completed timely, the year 2000 problem could have a material impact on the operations of the Plan.

                            Supplemental Schedules

         Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

          Item 27(a) - Schedule of Assets Held for Investment Purposes

                          EIN: 74-1473942     PN: 001

                               December 31, 1998

     Identity of                                                       Current
        Issue           Description of Investment         Cost          Value
--------------------------------------------------------------------------------
*Tuboscope Inc.        Common stock                   $ 3,884,534    $ 2,367,445

*Merrill Lynch         Retirement Preservation         13,246,762     13,246,762
                       Trust
*Merrill Lynch         Global Allocation Fund           2,707,793      2,466,443
                       Class A
*Merrill Lynch         Corporate Bond Fund
                       Investment Grade Class A         2,059,167      2,062,787

*Merrill Lynch         Capital Fund, Class A            3,543,811      3,913,099
*Merrill Lynch         Basic Value Fund                 4,628,702      5,668,521
AIM Management         Weingarten Fund                  3,022,201      3,841,450
Davis New York         Venture Fund                     2,812,820      3,367,582
*Participant loans     Varying maturity dates,
                       bearing interest at prime
                       plus 1% (interest rates
                       ranging from 7% - 10%)                   -      2,310,621
                                                  ------------------------------
                                                      $35,905,790    $39,244,710
                                                  ==============================

* Party-in-interest

         Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

                Item 27(d) - Schedule of Reportable Transactions

                          EIN: 74-1473942     PN: 001

                          Year ended December 31, 1998

                                                                                                   Current
                                                                                                   Value of
                                                                                                   Asset on
    Identity of                                     Purchase       Selling         Cost of       Transaction          Net Gain
   Party Involved             Description             Price         Price           Asset           Date               (Loss)
----------------------------------------------------------------------------------------------------------------------------------
Category (iii) - Series of transactions in excess of 5% of net assets available for benefits

Merrill Lynch         Retirement Preservation    $ 11,243,674    $         -    $ 11,243,674     $ 11,243,674    $       -
                      Trust
                                                            -      8,478,078       8,478,078        8,478,078            -

Merrill Lynch         Basic Value Fund              1,844,441              -       1,844,441        1,844,441            -
                                                            -        901,190         795,971          901,190      105,219

Davis New York        Venture Fund                  1,209,509              -       1,209,509        1,209,509            -
                                                            -        851,720         759,735          851,720       91,985

AIM Management        Weingarten Fund               1,342,718              -       1,342,718        1,342,718            -
                                                            -        841,635         775,274          841,635       66,361


         Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan

                          EIN: 74-1473942     PN: 001

                                                                                                   Current
                                                                                                   Value of
                                                                                                   Asset on
    Identity of                                     Purchase       Selling         Cost of       Transaction          Net Gain
   Party Involved             Description             Price         Price           Asset           Date               (Loss)
----------------------------------------------------------------------------------------------------------------------------------
Category (iii) - Series of transactions in excess of 5% of net assets available for benefits (continued)

Merrill Lynch         Capital Fund               $  1,186,844    $         -    $ 1,186,844      $ 1,186,844     $        -
                                                            -        917,671        810,136          917,671        107,535

 Tuboscope Inc.       Company Stock                 2,886,773              -      2,886,773        2,886,773              -

                                                            -        796,609        924,638          796,609       (128,029)

Aurora National
 Life Assurance       Guaranteed Investment                 -      3,253,820      3,253,820        3,253,820              -
 Company              Contract

11